Exhibit 10(c)

Magellan GP, LLC
Non-Management Director
Compensation Program

Effective January 27, 2011

	Compensation	Timing of Payment(1)
Annual Board Retainer:(2) Cash Common Units	$50,000 $70,000(3)	Paid quarterly as of January 1st , April 1st , July 1st and October 1st As of January 1st
Annual Chairman Retainer:(2) Audit Committee Compensation Committee Conflicts Committee Presiding Director	$15,000 $10,000 $10,000 $5,000	Paid quarterly as of January 1st , April 1st , July 1st and October 1st
Meeting Fees: Board Meeting Fees Committee Meeting Fees	$1,500 per meeting $1,500 per meeting	Paid quarterly as of January 1st, April 1st, July 1st and October 1st

(1)	For newly elected directors or a newly appointed committee chairman, the annual board retainer and annual chairman retainer, if applicable, are payable pro-rata for the year of election.

(2)
Directors who resign from the board or relinquish their role of committee chairman after a payment date has occurred, but prior to the payment having been received, will receive a pro-rata annual board retainer and annual chairman retainer for the period of time between the payment date and the resignation/relinquishment.

(3)	The number of common units to be issued for the annual board retainer will be determined based on the closing price on the first business day immediately following the January 1st payment date.